Exhibit 10.2

LANDAUER

August 25, 2015

Michael T. Leatherman

[Address]

Dear Michael:

This letter is intended to memorialize our recent discussions regarding changes to your compensation in connection with your transition to the role of Executive Chairman of the Board of Directors of Landauer, Inc. (“Landauer”).

You will become Executive Chairman effective October 1, 2015.  You will remain President and Chief Executive Officer of Landauer, and your current compensation will remain unchanged, through September 30, 2015.

The following summarizes the terms and conditions of your compensation, effective October 1, 2015:

•	Annual Cash Compensation. Your annual base salary will be $175,000, paid bi-weekly at a rate of $6,730.77. You will not be eligible to receive an annual bonus.

•

Annual Long-Term Incentive Award.  You will be eligible to receive long-term incentive awards in the form of performance-based restricted stock under Landauer’s Long-Term Incentive program. For the fiscal year beginning October 1, 2015, your target long term incentive opportunity will be 200% of base salary.

•

Benefits, Vacation & Non-Qualified Excess Plan.  You will continue to be eligible to participate in the Landauer employee benefit plans and programs in which you participated prior to October 1, 2015, subject to the terms of such plans and programs as they may be amended from time to time.  However, effective October, 1, 2015, you will cease participation in the Landauer, Inc. Executive Special Severance Plan, and you will remain ineligible to participate in the Landauer, Inc. Executive Severance Plan.  You will remain a participant in the Landauer, Inc. Non-Qualified Excess Plan, and Landauer will continue to contribute to the Non-Qualified Excess Plan 7.5% of the salary paid to you during your employment through the end of each fiscal year.  You will continue to be entitled to four (4) weeks of paid vacation annually, subject to the terms of Landauer’s vacation policy.

Your signature below indicates your acceptance of this position with Landauer.  The executed document may be returned via PDF file (email) or faxed to Kathy Bober, Director of Human Resources at [____].  Should you have any questions, please do not hesitate to call me at [____] during the day or on my cell at [____].

Sincerely,

/s/ Bill Dempsey

Bill Dempsey

Chair of the Compensation Committee of the Board

Accepted:/s/ Michael T. LeathermanDated: August 25, 2015

Michael T. Leatherman

Landauer, Inc.   2 Science Road   Glenwood, Illinois 60425-1586   Telephone: (708) 755-7000   Facsimile: (708) 755-7011